Exhibit 4.39

Amended and Restated Equity Pledge Agreement

This Amended and Restated Equity Pledge Agreement (hereinafter referred to as this “Agreement”) is executed in Beijing on July 18, 2019 by and between the following Parties (the “Parties”):

Pledgee: Joytone Infotech Co., Ltd.

Registered address: Room 1505, Science and Technology Plaza, Qianjin East Road, Kunshan Development Zone, Jiangsu

Pledgor 1: Peng Yang

Gender: Male

PRC ID card No.: __________

Address: No. 506, Gate 2, 5th Floor, Xiangheyuan Beili, Dongcheng District, Beijing

Pledgor 2: Shanghai Cloud Century Internet Co., Ltd. (collectively with Pledgor 1, each a “Pledgor” and collectively the “Pledgors”)

Registered address: No. 588-3-A46, Jiwen Road, Baoshan District, Shanghai

Whereas:

1.Beijing iJoy Information Technology Co., Ltd. (“BJ iJoy”) is a limited liability company registered in Beijing, China under the laws of the People’s Republic of China (hereinafter referred to as the “PRC” or “China”) which is lawfully engaged in Internet information services and software development services; and

2.Pledgor 1, Peng Yang, is a citizen of the PRC, Pledgor 2, Shanghai Cloud Century Internet Co., Ltd. (“SH Cloud Century”), is a limited liability company registered in Shanghai, China under the laws of the PRC, who hold in total 100% equity interests of BJ iJoy, in which Peng Yang holds 4.9% (corresponding to RMB 10,080,000 registered capital of BJ iJoy), and SH Cloud Century holds 95.1% (corresponding to RMB 195,634,286 registered capital of BJ iJoy);

3.The Pledgee is a wholly foreign-owned company registered in Suzhou, China, which is lawfully engaged in technical service business as permitted by relevant PRC government authorities. The Pledgee and BJ iJoy, which is owned by the  Pledgor, entered into an Exclusive Consultation and Service Agreement (hereinafter referred to as the “Service Agreement”) on October 30, 2012;

4.In order to secure the Pledgee’s normal collection of technical consulting and service fees from BJ iJoy, which is owned by the Pledgor, the Pledgors pledge all its equity interests in BJ iJoy as the guarantee for the consulting and service fees under the Service Agreement.

5.The Pledgee and Pledgor 1 Peng Yang entered into an Equity Pledge Agreement on October 30, 2012 (the “Original Equity Pledge Agreement”). The Parties intend to enter into this Agreement to amend and restate the Original Equity Pledge Agreement as a result of the change in the shareholding of BJ iJoy, and this Agreement supersedes and replaces the Original Equity Pledge Agreement from the effective date specified herein.

In order to perform the terms of the Service Agreement, the Pledgor and the Pledgee agree as follows upon consultation:

1.Definitions

Save as otherwise stipulated hereunder, the following terms shall have the following meanings:

1.1	Pledge Right: refers to all contents set out in Article 2 hereof.
1.2	Equity Interests: refer to all 100% equity interests legally held by the Pledgors in BJ iJoy.
1.3	Pledge Rate: refers to the percentage of the value of the Equity Interests pledged hereunder to the exclusive technical consulting and service fees under the Service Agreement.
1.4	Term of Pledge: refers to the term specified in Article 3.2 hereof.
1.5	Service Agreement: refers to the Exclusive Consultation and Service Agreement concluded by and between the BJ iJoy and the Pledgee on October 30, 2012.
1.6	Event of Default: refers to any circumstances set out in Article 7 hereof.
1.7	Notice of Default: refers to any notice issued by the Pledgee in accordance with this Agreement specifying an Event of Default.

2.Transfer of the Pledge Right and the Pledge Right

2.1

The Pledgors pledge all its Equity Interests in BJ iJoy to the Pledgee. The Pledge Right refers to the priority right the Pledgee owns, with respect to the proceedings arising from selling at a discount, auction of, or selling off the Equity Interests pledged by the Pledgors to the Pledgee.

3.Pledge Rate and Term of Pledge

3.1	Pledge Rate
3.1.1	The Pledge Rate of the Pledge Right is approximately 100%.
3.2	Term of Pledge
3.2.1

This Agreement shall take effect as of the date when the pledge of the Equity Interests hereunder is recorded in the register of shareholders of BJ iJoy and registered at the market supervision and management authority, and the Term of Pledge shall be the same as that of the Service Agreement.

3.2.2

During the Term of Pledge, if BJ iJoy fails to pay the technical consulting and service fees pursuant to the Service Agreement, the Pledgee has the right to dispose of the Pledge Right in accordance with this Agreement.

4.Possession and Management of Pledge Certificates

4.1

During the Term of Pledge, the Pledgors shall deliver the register of shareholders and capital contribution certificate of BJ iJoy within one (1) week upon the date hereof, to the Pledgee for its possession.

4.2	The Pledgee shall be entitled to the dividends generated by the Equity Interests.

5.Representations and Warranties of the Pledgors

5.1

The Pledgors are the lawful owner of the Equity Interests. Pledgor 1 holds 4.9% (corresponding to RMB 10,080,000 registered capital) of the shareholdings in BJ iJoy, and SH Cloud Century holds 95.1% (corresponding to RMB 195,634,286 registered capital) of the shareholdings in BJ iJoy.

5.2	Once the Pledgee intends to exercise the rights as the Pledgee under this Agreement at any time, it shall be protected from any interference from any other party.
5.3	The Pledgee has the right to dispose of or transfer the Pledge Right in the way as described hereunder.
5.4	The Pledgors have never created any other pledge right over the Equity Interests except towards the Pledgee.

6.Covenants from the Pledgors

6.1	During the term of this Agreement, the Pledgors covenant to the Pledgee that,
6.1.1

without prior written consent of the Pledgee, they will not transfer the Equity Interests, or create or allow the existence of any new pledge upon the Equity Interests which may affect the rights and interests of the Pledgee;

6.1.2

they will abide by and exercise all the provisions of laws and regulations in relation to the pledge of rights, and present to the Pledgee any and all notices, directions or suggestions issued or promulgated by competent authorities within five (5) days upon the receipt of such notices, directions or suggestions, and shall comply with such notices, directions or suggestions, or present their opposite opinions and representations regarding the above mentioned issues according to the reasonable request of the Pledgee or with the consent from the Pledgee; and

6.1.3	they shall give prompt notice to the Pledgee regarding any events or received notices that may affect the Equity Interests or any part of the rights affiliated thereto held by the Pledgors, or may change any warranties or obligations of the Pledgors under this Agreement or may affect the performance of the obligations hereunder by the Pledgor.

6.2

The Pledgors agree that, the right to exercise its rights over the Pledge Right acquired by the Pledgee pursuant to the terms of this Agreement shall not be interfered or impaired by any legal proceedings initiated by the Pledgors, or the successors or agents of the Pledgors or such other person.

6.3

The Pledgors jointly and severally warrant to the Pledgee that, in order to protect or consummate the guaranty provided by this Agreement regarding the payment of the technical consulting and service fees under the Service Agreement, the Pledgors will faithfully sign, or cause any other party which is materially related to the Pledge Right to sign, any and all right certificates and deeds, and/or take, or cause any other party which is materially related to the Pledge Right to take, any and all actions, as required by the Pledgee, and will facilitate the exercise of the rights and authorizations granted to the Pledgee under this Agreement, enter into any amendment to related equity certificate with the Pledgee or the Pledgee’s designated person (individual/legal person), and provide to the Pledgee any and all notices, orders and decisions as deemed necessary by the Pledgee within a reasonable period of time.

6.4

The Pledgors jointly and severally undertake to the Pledgee that they will abide by and perform all warranties, undertakings, agreements, representations and conditions, for the benefit of the Pledgee. The Pledgors shall indemnify the Pledgee any and all losses suffered by it due to the Pledgors’ failure or partial failure in performance of its warranties, undertakings, agreements, representations and conditions.

7.Event of Default

7.1	Any of the following is deemed as an Event of Default:
7.1.1

Any representation or warranty of the Pledgors under Article 5 of this Agreement is substantially misleading or incorrect, and/or the Pledgors breach any of their representations and warranties under Article 5 of this Agreement;

7.1.2	The Pledgors breach its covenants under Article 6 hereof;
7.1.3	The Pledgors breach any provision hereof;
7.1.4	Except as agreed in Article 6.1.1 hereof, the Pledgors waive the pledged Equity Interests or transfer the pledged Equity Interests without the written consent from the Pledgee;
7.1.5

Any external borrowings, guaranty, indemnification, undertakings or any other repayment liabilities of the Pledgors (1) is required to be repaid or performed early due to their default; or (2) has been due but not yet been repaid or performed, which makes the Pledgee believe that the ability of the Pledgors to perform their obligations under this

Agreement has been impaired;

7.1.6	The Pledgors fail to repay general debts or other liabilities;
7.1.7	This Agreement is deemed to be illegal or the Pledgors are unable to continue to perform its obligations hereunder due to promulgation of relevant laws;
7.1.8	Any consent, permit, approval or authorization from the competent authorities necessary for making this Agreement enforceable, legal or valid is revoked, suspended, invalidated or materially amended;
7.1.9

Adverse changes occur with respect to the assets owned by the Pledgors, which makes the Pledgee believe that the ability of the Pledgors to perform their obligations under this Agreement has been impaired; and

7.1.10	Other circumstances occur which make the Pledgee unable to exercise or dispose of the Pledge Right as provided under the relevant laws.
7.2

In the event that the Pledgors are aware of or discover that any issue described in the above Article 7.1 or any other issue which may cause the occurrence of such mentioned issues has occurred, the Pledgors shall give a prompt written notice to the Pledgee.

7.3

Unless the Event of Default specified in above Article 7.1 has been resolved to the satisfaction of the Pledgee, the Pledgee may serve a written Notice of Default to the Pledgors immediately following or at any time after the occurrence of the Event of Default, to require the Pledgors to immediately pay all the due and outstanding amounts and other amounts payable under the Services Agreement or dispose of the Pledge Right in accordance with Article 8 hereof.

8.Exercise of Pledge Right

8.1	Prior to the full payment of the Consulting Service Fees under the Service Agreement, the Pledgors shall not transfer the Pledge Right without the written consent of the Pledgee.
8.2	In exercising the Pledge Right, the Pledgee shall issue a Notice of Default to the Pledgors.
8.3	Subject to Article 7.3 hereof, the Pledgee may exercise the right to dispose of the Pledge Right at the same time of or at any time after the service of the Notice of Default pursuant to Article 7.3.
8.4

The Pledgee has the right to sell at a discount all or part of the Equity Interests hereunder in accordance with legal procedures or has the priority to receive the proceeds arising from auction of or selling off the Equity Interests, until all the outstanding Consulting Service Fees and such other payable amounts under the Service Agreement have been paid in full.

8.5

When the Pledgee is disposing of the Pledge Right in accordance with this Agreement, the Pledgors should not create any obstacle, and shall provide any necessary assistance, to help the Pledgee realize the Pledge Right.

9.	Assignment
9.1	Without the Pledgee’s prior written consent, the Pledgors shall not assign or delegate their rights and obligations under this Agreement.
9.2	This Agreement shall be binding on the Pledgors and their successors, and shall be valid with respect to the Pledgee and each of its successors and assigns.
9.3

At any time, the Pledgee may assign any and all of its rights and obligations under the Service Agreement to its designated person (individual/legal person), in which case the assignees shall have the rights and obligations of the Pledgee under this Agreement, as if it were the original party to this Agreement. In the case when the Pledgee assign its rights and obligations under the Service Agreement, at the request of the Pledgee, the Pledgors shall execute relevant agreements and/or documents in respect of such transfer.

9.4	In the event of change of the Pledgee due to assignment, the Pledgors shall execute a new pledge agreement with the new pledgee.
10.	Termination
10.1

This Agreement shall terminate after the repayment of the Consulting Service Fee under the Service Agreement and BJ iJoy ceases to have any obligations under the Service Agreement, and at the earliest reasonably practicable time, the Pledgors shall cancel or rescind this Agreement.

11.	Force Majeure
11.1

When the performance of this Agreement is delayed or prevented due to any Force Majeure Event, the party affected by the Force Majeure does not need to undertake any liability under this Agreement to the extent of being delayed or prevented. Force Majeure Event shall mean any event which is beyond the reasonable control of a party and which is unavoidable even with reasonable care of the affected party, including but not limited to government act, force of nature, fire, explosion, geographic change, storm, flood, earthquake, tide, lightning or war. However, deficiency of credit, fund or financing may not be deemed as an event beyond the reasonable control of a party. The party who is affected by the Force Majeure Event and seeks exemption from the obligation of performance under this Agreement or any term hereof shall notify the other party of such exemption event as soon as possible and inform the other party of the steps to be taken to complete the performance.

11.2

The party affected by the Force Majeure does not need to undertake any liability hereunder. However, the party seeking exemption may only be exempted from the obligation to perform on the condition that the affected party has made feasible endeavors to perform this Agreement and only to the extent of performance being delayed or prevented. As soon as the reason for such exemption is cured or remedied, the Parties agree to make their best endeavors to resume the performance under this Agreement.

12.	Disputes Resolution
12.1	This Agreement shall be governed by and interpreted under the laws of the PRC.
12.2

In the event of dispute between the Parties with respect to the interpretation and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute, either Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration, in accordance with the arbitration rules of such arbitration commission effective at that time.  The place of the hearing of the arbitration shall be Beijing. The arbitration award shall be final and binding on both Parties.

13.	Notice
13.1

Any notice sent by the Parties hereto for the performance of the rights and obligations hereunder shall be made in writing. Notice given by personal delivery shall be deemed effectively given on the actual delivery date; notice given by email shall be deemed effectively given on the date of transmission. If the date of service is not a business day or if service is after business hours, the next consecutive business day after that day shall be deemed as the date of service. The address for service is the address of the Parties as follows or as notified in writing at any time thereafter. “Writing” includes email.

Pledgee: Joytone Infotech Co., Ltd.

Address: Room 1505, Science and Technology Plaza, Qianjin East Road, Kunshan Development Zone, Jiangsu

Email: liu.yangguo@21vianet.com

Pledgor:

Peng Yang

Address: Room 202, Research Building, Beijing University of Posts and Telecommunications, No.10 Xitucheng Road, Haidian District, Beijing, 100876

Email: pengyang70@gmail.com

Shanghai Cloud Century Internet Co., Ltd.

Address: No. 588-3-A46, Jiwen Road, Baoshan District, Shanghai

Email: gong.bo@21vianet.com

14.	Attachments
14.1	The attachments set forth herein shall be an integral part of this Agreement.
15.	Effectiveness

15.1

Any amendment, change and supplement to this Agreement shall be made in writing by execution of all of the Parties.  This Agreement shall replace the Original Equity Pledge Agreement; the Original Equity Pledge Agreement shall terminate immediately upon the entry into force of this Agreement.

15.2	This Agreement is written in Chinese in four original copies.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

[Signature Page to the Amended and Restated Equity Pledge Agreement]

Pledgee: Joytone Infotech Co., Ltd.

(Company seal: /s/ Joytone Infotech Co., Ltd.)

Pledgor:

Peng Yang

/s/ Peng Yang

Shanghai Cloud Century Internet Co., Ltd.

(Company seal: /s/ Shanghai Cloud Century Internet Co., Ltd.)

Exhibits:

1.Shareholders’ Register of  Beijing iJoy Information Technology Co., Ltd.;

2.Capital Contribution Certificate of  Beijing iJoy Information Technology Co., Ltd.;

3.Exclusive Consultation and Service Agreement;

4.Amended and Restated Equity Option Agreeement;

5.Power of Attorney (Peng Yang, Shanghai Cloud Century Internet Co., Ltd.);

6.Letter of Commitment.